Kewaunee Scientific Reports Results For Year and Fourth Quarter

STATESVILLE, N.C., June 21, 2011 /PRNewswire/ -- Kewaunee Scientific Corporation (Nasdaq: KEQU) today announced results for its year and fourth quarter ended April 30, 2011.

Sales for the year were $100,003,000, up 1% from sales of $99,093,000 in the prior year. Sales from domestic operations were $84,121,000, down 4% from sales of $87,561,000 in the prior year. Sales from international operations were $15,882,000, up 38% from sales of $11,532,000 in the prior year.

Net earnings for the year were $1,850,000, or $0.72 per diluted share, down from net earnings of $3,572,000, or $1.39 per diluted share, in the prior year. Earnings for the year were unfavorably impacted by lower selling prices, delayed projects, and higher costs paid for raw materials.

The demand for larger domestic laboratory projects continued to hold up relatively well during the year, as owners moved forward with projects to take advantage of aggressive pricing. Spending for small and mid-sized laboratory projects continued to be well below pre-recession levels and has yet to sustain any noticeable improvement. The international laboratory furniture marketplace continued its gradual recovery from the economic slowdown, as the Company experienced increased sales, earnings, and quotation activity from the Asian and Middle East markets.

The order backlog was $65.7 million at April 30, 2011, as compared to $68.9 million at April 30, 2010. The order backlog and dollar value of outstanding quotations remain near record high levels.

"Despite excellent results from our international operations, fiscal year 2011 was more difficult than we projected, particularly the second half of the year," said William A. Shumaker, President and Chief Executive Officer. "The improvement in the international marketplace continued, but this improvement was offset by challenges in the domestic marketplace including lower selling prices, building construction delays, and higher costs for raw materials. In the midst of these challenges, progress continued in a number of areas that are important for our growth and profitability in fiscal year 2012 and beyond. Our new product lines of laminate furniture for the healthcare industry and biological safety cabinets for the laboratory and healthcare industries continue to be well received in the marketplace, and we won several important projects that are now shipping. The expansion of our epoxy resin facility in Statesville was completed in the second quarter of the year. We are now benefiting from our expanded epoxy resin product offerings and additional production capacity for these products.

"We strengthened our domestic and international sales network during the year. This included the addition of ISEC, one of the largest interior specialty contractors in the United States, to cover the Rocky Mountain States Region, and the opening of a new direct sales office in California. Our international sales organization was also strengthened with the addition of our new dealer in Kuwait, Advanced Technology Company, a full-service sales company for products in the laboratory and healthcare industries."

The Company's financial condition remains strong. Working capital increased to $22.1 million at April 30, 2011, up from $20.1 million at the end of the prior year. Cash on hand at the end of the year was $3.0 million, as compared to $2.3 million at the end of the prior year. Short term borrowings under the bank line of credit were $6.6 million, as compared to $4.9 million at the end of the prior year, and total bank borrowings and capital lease obligations were $10.6 million, as compared to $5.1 million at the end of the prior year. Total bank borrowings increased due to $4 million in long-term financing related to the Company's expansion of its Statesville operations. The debt-to-equity ratio was .34-to-1 at year-end, as compared to .17-to-1 at the end of the prior year.

Sales for the fourth quarter were $26,952,000, up 13% from sales of $23,942,000 in the same period of the prior year. Sales from domestic operations increased to $21,797,000, up 7% from sales of $20,409,000 in the prior year. Sales from international operations increased to $5,155,000, up 46% from sales of $3,533,000 in the same period of the prior year.

Net earnings for the fourth quarter were $252,000, or $0.10 per diluted share, down from net earnings of $528,000, or $0.20 per diluted share, in the prior year period. Earnings for the quarter were unfavorably impacted by lower selling prices, higher costs for steel and epoxy resin raw materials, and an unfavorable product sales mix.

"Looking forward to fiscal year 2012," Mr. Shumaker continued, "we expect our sales and earnings to be improved over fiscal year 2011, with the second half of the year stronger than the first. Our outlook is based on a number of factors, including our strong order backlog, the success of new products, increasing sales opportunities in our international markets, and the expected continuing recovery of the economy. Our new products are expected to contribute noticeably to our sales and profits by the end of the fiscal year. We continue to see many opportunities for large projects, both domestically and internationally. Progress has recently been made in reducing our cost of raw materials, as we have identified lower cost sources for epoxy resin, the cost of which increased dramatically during the year due to its oil-based contents. We also expect steel prices to trend down and return near to prices at the beginning of last year. In addition, we are implementing plans to significantly reduce our manufacturing costs."

Kewaunee Scientific Corporation is a recognized leader in the design, manufacture, and installation of laboratory, technical and laminate furniture products. Laboratory furniture products include both steel and wood cabinetry, fume hoods, adaptable modular systems, moveable workstations, environmentally friendly casework, biological safety cabinets and epoxy resin counters and sinks. Technical furniture products include column systems, slotted-post systems, pedestal systems and stand-alone benches. Laminate furniture includes laminate casework, systems and related products for educational, healthcare and industrial applications.

The Company's corporate headquarters are located in Statesville, North Carolina. Three manufacturing facilities are located in Statesville, NC serving the domestic and international markets. One manufacturing facility is located in Bangalore, India serving the local and Asian markets. The Company has subsidiaries in Singapore and India. Kewaunee Scientific's website is located at http://www.kewaunee.com.

Certain statements in this release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, services, and prices.

Consolidated Statements of Operations (in thousands, except per share data)
	Three Months Ended		Years Ended
	April 30		April 30
	2011	2010	2011	2010

	(Unaudited)

Net sales	$26,952	$23,942	$100,003	$99,093

Cost of products sold	22,247	19,198	80,719	77,690
Gross profit	4,705	4,744	19,284	21,403
Operating expenses	4,174	3,971	16,127	15,576
Operating earnings	531	773	3,157	5,827
Other income (expense)	4	1	4	1
Interest expense	(94)	(42)	(199)	(157)

Earnings before income taxes	441	732	2,962	5,671
Income tax expense	72	248	864	1,921

Net earnings	369	484	2,098	3,750

Less: net earnings attributable to the
noncontrolling interest	117	(44)	248	178

Net earnings attributable to
Kewaunee Scientific Corporation	$252	$528	$1,850	$3,572

Net earnings per share attributable to
Kewaunee Scientific Corporation stockholders
Basic	$0.10	$0.20	$0.72	$1.39
Diluted	$0.10	$0.20	$0.72	$1.39

Weighted average number of common
shares outstanding (in thousands)
Basic	2,578	2,572	2,575	2,564
Diluted	2,593	2,584	2,585	2,575

Condensed Consolidated Balance Sheets (in thousands, except per share data)
	April 30	April 30
Assets	2011	2010

Cash and cash equivalents	$2,402	$1,722
Restricted cash	553	544
Receivables, less allowances	27,346	26,169
Inventories	10,466	8,350
Prepaid expenses and other current assets	1,612	1,797
Total current assets	42,379	38,582
Net property, plant and equipment	16,575	13,815
Other assets	4,104	4,224
Total Assets	$63,058	$56,621

Liabilities and Stockholders' Equity
Short-term borrowings	$6,588	$4,872
Current obligations under capital leases	83	82
Current portion of long-term debt	200	--
Accounts payable	9,770	9,540
Other current liabilities	3,623	4,003
Total current liabilities	20,264	18,497
Other non-current liabilities	9,778	6,452
Total liabilities	30,042	24,949
Noncontrolling interest	1,525	1,239
Kewaunee Scientific Corporation equity	31,491	30,433
Total equity	33,016	31,672
Total Liabilities and Stockholders' Equity	$63,058	$56,621

Contact:	D. Michael Parker
704/871-3290